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                                                              EXHIBIT 5

                                         February 13, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                    Re:  LDM Technologies, Inc.

Gentlemen:

        We are acting as counsel to LDM Technologies, Inc., a Michigan corporation (the "Company") in connection with an exchange offer pursuant to which the Company is offering to exchange up to an aggregate principal amount of $110 million of its 10 3/4% Senior Subordinated Notes Due 2007, Series B (the "New Notes") for up to an aggregate principal amount of $110 million of its outstanding 10 3/4% Senior Subordinated Notes Due 2007, Series A (the "Old Notes"). The New Notes are described in a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with Securities and Exchange Commission under the Securities Act of 1933, as amended.

        Based upon our examination of such corporate records and other documents and certificates as we deemed it necessary to examine, it is our opinion that the New Notes have been duly authorized for issuance in exchange for the Old Notes, and when issued, authenticated and delivered, will constitute the valid and binding obligation of the Company, enforceable according to their terms and the terms of the Indenture dated as of January 15, 1997, between the Company and IBJ Schroder Bank & Trust Company, as Trustee.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our firm name under the caption "Legal Matters" in the related Prospectus.

                              Very truly yours,


                 Dickinson, Wright, Moon, Van Dusen & Freeman